AJS BANCORP, INC. ACQUISITION HIGHLIGHTS 1 06 August 2018 Filed by NorthWest Indiana Bancorp pursuant to Rule 425 under the Securities Act of 1933 and deemed filed Pursuant to Rule 14a - 12 of the Securities Exchange Act of 1934 Subject Company: NorthWest Indiana Bancorp Commission File No. 000 - 26128 Exhibit 99.1

Forward - Looking Statements This presentation may contain forward - looking statements regarding the financial performance, business prospects, growth and operating strategies of NorthWest Indiana Bancorp (“NWIN”), as well as those of AJS Bancorp, Inc. (“AJSB”), with which NWIN has entered into a previously announced Agreement and Plan of Merger dated July 30 , 2018, providing for the proposed merger of AJSB with and into NWIN. For these statements, each of NWIN and AJSB claims the protections of the safe harbor for forward - looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN and AJSB, including the information in the filings NWIN makes with the SEC, including its Annual Report on Form 10 - K for the year ended December 31, 2017. Forward - looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward - looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward - looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and simi lar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward - looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by AJSB’s shareholders; delay in closing the merger; difficulties and delays in integrating NWIN’s and AJSB’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s and AJSB’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. 06 August 2018 2

Additional Information For Shareholders In connection with the proposed merger, NorthWest Indiana Bancorp (“NWIN”) will file with the SEC a Registration Statement on Form S - 4 that will include a Proxy Statement of AJSB and a Prospectus of NWIN (the “proxy statement/prospectus”) as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVENT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement/prospectus and other relevant materials (when they become available) and any other documents NWIN has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents NWIN has filed with the SEC from NWIN at www.ibankpeoples.com in the link for “Investor Relations – SEC Filings - Documents.” Alternatively, these documents, when available, can be obtained free of charge from NWIN upon written request to NorthWest Indiana Bancorp, Attn: Corporate Secretary, 9204 Columbia Avenue, Munster, Indiana 46321. The information available through NWIN’s website is not and shall not be deemed part of this presentation or incorporated by reference into other filings NWIN makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. NWIN and AJSB and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of AJSB in connection with the proposed merger. Information about the directors and executive officers of NWIN is set forth in NWIN’s Annual Report on Form 10 - K filed with the SEC on February 20, 2018, and in the proxy statement for NWIN’s 2018 annual meeting of shareholders, as filed with the SEC on March 12, 2018. Additional information regarding the interests of these participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph. 06 August 2018 3

06 August 2018

Expanding Chicagoland Presence

Acquisition of AJS Bancorp, Inc. and subsidiary, A.J. Smith FSB

Financially Compelling with Strong Strategic and Cultural Fit

- Adds additional scale in south suburban Chicagoland market
- Institutions share focus on customers and communities
- Strong core deposit franchise in growth market for NWIN
  - 90.1% core deposits/total deposits
  - 62.1% loans/deposits
- Meaningfully accretive to earnings with short TBV earnback period
- Pro-forma combined balance sheet of $1.3bn assets[1]

Target	AJS Bancorp, Inc.
Ticker	OTC Pink: AJSB
Industry	Bank
Location	Midlothian, IL
Asset Size ($mn)	$191.8
# of Branches	3
Status	Announced
Buyer	NorthWest Indiana Bancorp
Ticker	OTC Pink: NWIN
Industry	Bank
Location	Munster, IN
Announcement Date	7/31/2018
Expected Completion	Early 1st Quarter 2019

1. Pro-forma for recently completed acquisition of First Personal Financial Corporation and announced acquisition of AJS Bancorp, Inc..

Peoples Bank
you first banking

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Peoples Banking Center Network Projected 22 full - service banking centers 5 1. NWIN branches include three branches in IL acquired in their recently completed acquisition of First Personal Financial Corpo rat ion. 06 August 2018 NorthWest Indiana Bancorp 1 (19) AJS Bancorp, Inc. (3)

Deal Assumptions • 0.8% TBV per share day 1 dilution • Expected 6.0% EPS accretion for 2019 (excluding one - time deal related charges) and 6.4% in 2020 • Approximately 2.2 years TBV per share earn back • 20%+ projected IRR Shareholder Impact • $34.6 million purchase price (55% stock, 45% cash) 1 • 1.09x price to tangible book at close • 2.1% core deposit premium 2 Consideration • 2.9% gross credit mark ($2.8 million) • $1.5 million interest rate mark, accreted into earnings over four years • $89 thousand OREO mark • Core deposit intangibles created equal to 2.0% of AJSB’s core deposits, amortized over 10 years (straight - line method) Purchase Accounting Adjustments • Identified readily - achievable cost savings equal to approximately 40% of AJSB’s non - interest expense base (85% realized in 2019, 100% in 2020 and thereafter) • Total $3.3 million pre - tax estimated one time deal charges, 9.5% of aggregate deal value Synergies 6 06 August 2018 1. Transaction value includes unallocated shares held by the AJSB Employee Stock Ownership Plan (“ESOP”), a portion of which wil l be cancelled at closing in order to satisfy the ESOP’s outstanding loan balance. 2. Core deposits defined as total deposits less jumbo time deposits (time deposits greater than $100,000).